AMERICAN CENTURY ETF TRUST
(the “Trust”)

I, Ward D. Stauffer, Secretary of the above-referenced Trust, do hereby certify that the following is a true copy of certain resolutions adopted by the Board of Trustees of the above-referenced Trust on November 13, 2017, and that such resolutions have not been rescinded or modified and are not inconsistent with the Declaration of Trust or Bylaws of the Trust.

WHEREAS:

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Pursuant to a duly-executed Power of Attorney, the Trustees and officers of American Century ETF Trust have appointed Ashley L. Bergus, Ryan L. Blaine, Brian L. Brogan, Evan C. Johnson, Kathleen Gunja Nelson, and Giles M. Walsh each of them singly, their true and lawful attorneys-in-fact, with full power of substitution, and with full power to each, for the purpose of signing on their behalf registration statements and other related documents of the Trust for the purpose of complying with all laws relating to the sale of securities of the Trust and to do all such things in their names and behalf in connection therewith.

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Such attorneys-in-fact may, from time to time, sign documents, including registration statements, amendments or supplements thereto and instruments in connection therewith, on behalf of Trustees and officers who have appointed them.

RESOLVED, that the Trustees hereby authorize such attorneys-in-fact to sign the documents of the Trust, including registration statements, amendments or supplements thereto and instruments in connection therewith, pursuant to the Power of Attorney so executed by the Trustees and certain officers of the Trust.

IN WITNESS WHEREOF, I have hereunto set my hand this 13th day of November, 2017.

_/s/ Ward D. Stauffer_________________
Ward D. Stauffer
Secretary